EXHIBIT 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Chief Accounting Officer and
Interim Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Jean Fontana/Melissa Mackay
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION EXPANDS

BOARD OF DIRECTORS WITH APPOINTMENT OF MORRIS GOLDFARB

Minneapolis, MN, 16, 2010 – Christopher & Banks Corporation (NYSE: CBK) today announced that Morris Goldfarb has been appointed to its Board of Directors effective January 3, 2011.  The election of Mr. Goldfarb increases the number of Board members to eight and the number of independent directors to seven.  Mr. Goldfarb will also be a nominee for election at the Company’s next Annual Meeting of Stockholders to be held in July of 2011.

Morris Goldfarb, 60, is Chairman of the Board and Chief Executive Officer of G-III Apparel Group, Ltd., and has served as an executive officer and a director of G-III and its predecessors since the formation of the company in 1974.  G-III is an $800 million manufacturer and distributor of outerwear, dresses, sportswear and women’s suits under licensed brands, its own brands and private label brands.  G-III sells outerwear and dresses under its Andrew Marc, Marc New York and Marc Moto brands; has various fashion licenses, including under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess, Jones New York and Jessica Simpson brands; and sports licenses with the NFL, NBA, MLB and NHL and more than 100 colleges and universities.  It also operates retail outlet stores under its Wilsons Leather name.

Mr. Goldfarb also has served on various outside Boards including Lakes Entertainment, Inc. from June 1998 until March 2010, and Panasia Bank, the first Korean-American commercial bank in New Jersey. Mr. Goldfarb is also an Honorary Overseer of the Board of Overseers of the Benjamin N. Cardozo School of Law, Yeshiva University.  He is also the President and a Director of the Leather Apparel Association.

Larry Barenbaum, Chairman of the Board of Directors and Interim Chief Executive Officer of Christopher & Banks Corporation, commented, “We are delighted to have Morris join our Board and are confident we will benefit from his extensive apparel background, his broad industry knowledge and his operational experience.  On behalf of the Board, we look forward to working with Morris and the additional expertise he will bring to the Company.”

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of December 16, 2010, the Company operates 789 stores in 46 states consisting of 528 Christopher & Banks stores, 257 stores in their plus size clothing division CJ Banks, two dual-concept stores and two outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

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